Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Micron Technology, Inc. (the “Company,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

Description of Common Stock

The following summary describes our common stock and certain provisions of our amended and restated certificate of incorporation and our by-Laws, as amended, and the General Corporation Law of the State of Delaware (the "DGCL"). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and by-Laws, as amended, copies of which are exhibits to the Annual Report on Form 10-K to which this description is an exhibit.

Our authorized common stock consists of 3,000,000,000 shares, $0.10 par value per share.

Common stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of shares of preferred stock or other senior equity, if any, which may be outstanding. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of the holders of shares of preferred stock, if any, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination (as defined in Section 203) with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned (as defined in Section 203) at least 85% of our voting stock (as defined in Section 203) outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a "business combination" generally includes:

•any merger or consolidation involving us and the interested stockholder;

•any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•any transaction that results in the issuance or transfer by us of any of the Company's stock to the interested stockholder, subject to limited exceptions;

•any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol "MU".